As filed with the Securities and Exchange Commission on March 10, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    XOMA LTD.
             (Exact name of registrant as specified in its charter)

               Bermuda                                         94-2756657
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
            (Name, address, including ZIP code, and telephone number,

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   /X/

If this Form is filed to
register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the
prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

     Title of Each Class                                       Proposed                 Proposed
        of Securities                   Amount                  Maximum                 Maximum                Amount of
            To Be                       To Be               Offering Price             Aggregate             Registration
          Registered                  Registered              per Unit(1)          Offering Price(1)              Fee
--------------------------------------------------------------------------------------------------------------------------

Common Shares,
par value U.S. $.0005
per share...................       4,481,508(2)(3)              $3.0625               $13,724,619               $3,816

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preference Share Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Shares.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional Common Shares issued as a result of the anti-dilution provisions of the Common Share Purchase Warrants pursuant to which a portion of the Common Shares registered hereby will be issued are deemed to be registered herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                      -2-

The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these secuirities in any state where the offer or sale is not permitted.




Prospectus                                               Subject to Completion,
                                                         dated March 10, 1999

                                    XOMA Ltd.
                             4,481,508 Common Shares

    The Company:                            The Common Shares:

o   We are a biopharmaceutical company      o The Common Shares offered by
    developing products to treat              this Prospectus were or will
    infections, infectious complications      be issued:
    (such as those that follow traumatic
    injury and surgery), and immunologic        o in the 1999 Private Placement
    and inflammatory disorders.
                                                o upon exercise of the 1999
                                                  Warrants

o   We can be reached at:
                                              which are described in this
                                              Prospectus.
    XOMA Ltd.
    2910 Seventh Street                     o Our Common Shares are listed on
    Berkeley, California  94710               the Nasdaq National Market under
    (510) 644-1170                            the symbol "XOMA."  The last re-
                                              ported sale price for the Common
                                              Shares on March 4, 1999 was
    The Offering:                             US$3-5/32  per share.

o   This is an offering of our Common
    Shares, par value US$.0005 per share.

o   All of the Common Shares offered by
    this Prospectus are being offered by
    certain of our shareholders.

o   We will not receive any of the pro-
    ceeds from the sale of Common
    Shares by our shareholders.

-------------------------------------------------------------------------------

     This Investment Involves a High Degree of Risk. Consider Carefully the Risk Factors Beginning on Page 5 of this Prospectus Before You Invest.

                              --------------------

     Neither the SEC nor any state securities commission has approved these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

               The date of this Prospectus is       , 1999.


                                TABLE OF CONTENTS


Incorporation of Information We File           Selling Shareholders.......................    14
  with the SEC ......................... 3     Description of Share Capital...............    16
Disclosure Regarding Forward-                  Plan of Distribution.......................    21
  Looking Statements ................... 4     Legal Opinion..............................    22
Risk Factors............................ 5     Experts....................................    22
The Company.............................12     Where You Can Get More Information.........    22
Price Range of Common Shares and
  Dividend Information .................13


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The following documents filed by XOMA Corporation, which was our name as a Delaware corporation before our recent reorganization resulting in a change of our legal domicile to Bermuda (the "Reorganization"), and XOMA Ltd., which became our name as a Bermuda company upon effectiveness of the Reorganization (each may be referred to in this Prospectus as "XOMA" or the "Company") with the SEC pursuant to the Securities Exchange Act are "incorporated by reference" in this Prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this
Prospectus:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-14710);

          (2) Current Report on Form 8-K dated December 29, 1998 filed on January 6, 1999 (File No. 0-14710);

          (3) Current Report on Form 8-K dated January 28, 1999 filed on January 29, 1999, as amended by Amendment No. 1 on Form 8-K/A dated February 18, 1999 filed on February 18, 1999 (File No. 0-14710); and

          (4) The description of XOMA's Common Shares in the Registration Statement on Form 8-A dated June 9, 1986 filed on June 11, 1986 under
     Section 12 of the Exchange Act, including any amendment or report for the purpose of updating such description (Registration No. 33-4793).

     All documents filed by XOMA with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and before all of the Common Shares offered by this Prospectus have been sold are deemed to be incorporated by reference in, and to be part of, this Prospectus from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this Prospectus are deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this Prospectus except as so modified or superseded.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this Prospectus are forward-looking in nature, including our product development plans, plans concerning the commercialization of products and other statements that are not historical facts. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biopharmaceutical industry. Others are more specific to our business. Many of the significant risks related to our business are described in this Prospectus. These include, among others, risks associated with technology and product development, sufficiency and availability of funds, marketing risks, patent and intellectual property matters, regulatory and manufacturing issues, risks associated with competition from other companies and the Year 2000 issue. Many of these risks are discussed further in "Risk Factors."

                              --------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus should imply that the information contained in this Prospectus or the affairs of the Company have not changed since the date of this Prospectus.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in common shares.

The Manufacture And Distribution Of Our Products Are Strictly Regulated And There Can Be No Assurance Of Regulatory Approvals Or Additional Product Development

     The United States government and governments of other countries extensively regulate many aspects of our proposed products, including:

     o    testing

     o    manufacturing

     o    promotion and marketing and

     o    export.

     In the United States, the Food and Drug Administration (the "FDA") regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that our products will be regulated by the FDA as biologics. State regulations may also effect our proposed products. Without the required regulatory approvals needed in the United States and other countries, we will be unable to manufacture and market our products in those countries.

     In December 1992, we submitted an investigational new drug application to the FDA to begin Phase I human testing of our NEUPREX(R) product, a modified recombinantly-derived fragment of human bactericidal/permeability-increasing protein ("BPI"). In March 1993, we initiated human safety and pharmacokinetic (chemical activity) testing under this application. In mid-1995, we initiated three clinical efficacy (effectiveness) trials testing the NEUPREX(R) product as a treatment for the following indications:

     o meningococcemia (a potentially deadly bacterial infection principally of children)

     o infectious complications of severe blood loss due to trauma (hemorrhagic trauma) and

     o complications following partial hepatectomy (a type of major liver surgery).

We began a fourth trial in the first quarter of 1996 to test our NEUPREX(R) product in combination with antibiotics to treat severe infections within the abdomen. In the third quarter of 1997, we initiated a Phase I/II clinical trial to test NEUPREX(R) in cystic fibrosis patients (whose genetic disorder predisposes them to recurring bacterial lung infections). In August 1996, following favorable results in a Phase I/II study, the FDA granted us a "Subpart E" designation for NEUPREX(R) for the treatment of severe pediatric meningococcemia. This designation is intended to expedite the development, evaluation and marketing of new therapies for life-threatening and debilitating illnesses. In October 1996 , we began a Phase III pivotal trial for the use of NEUPREX(R) to treat this condition in the United States and Canada. Beginning in the first quarter of 1997, we added trial sites in the United Kingdom to increase patient enrollment in the trial. In June 1998, we announced that NEUPREX(R) had been designated as an "orphan drug" under the Orphan Drug Act by the FDA for the treatment of severe meningococcal disease. The Orphan Drug Act generally entitles the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In the fourth quarter of 1997, we initiated a Phase III pivotal trial testing NEUPREX(R) to prevent serious pulmonary complications (pneumonia and/or acute respiratory distress syndrome) in patients suffering from hemorrhage due to trauma based on data from our two Phase II studies in this patient population. We are in the process of reviewing and analyzing the results of the Phase II partial hepatectomy study, which was concluded at the end of 1997. We cannot assure you that we will obtain product approval for NEUPREX(R) or any other BPI product.

     Our manufacturing facilities for NEUPREX(R) will require federal licensing prior to any commercial use or sale of NEUPREX(R) in the United States. We cannot assure you that we will obtain approval of the manufacturing facilities for NEUPREX(R).

     In March 1989, we filed a product license application for approval of E5(R), a monoclonal antibody product, for the treatment of gram-negative sepsis. We completed several clinical trials of E5(R), including two Phase III studies. In June 1992, the FDA informed us that E5(R) was not approvable without further clinical testing, and in June 1993 we began a third Phase III clinical trial of E5(R). In April 1997, we announced that results of an interim analysis of the third trial did not support continuation of the trial, and in June 1997 we announced that Pfizer Inc. had decided to end its marketing arrangement with us for E5(R).

     In September 1996, XOMA and Genentech, Inc. announced that an investigational new drug application with the FDA for clinical testing of hu1124 in patients with moderate to severe psoriasis had been filed. The hu1124 product, previously referred to as anti-CD11a, is a humanized monoclonal antibody product we are developing in collaboration with Genentech for treatment of psoriasis. In the second quarter of 1997, in response to findings about the activity of hu1124 in psoriasis patients, we started additional Phase I studies at lower doses. We completed enrollment in a Phase II efficacy study in Canadian psoriasis patients in October 1998 and subsequently received a $2 million milestone payment from Genentech. In addition, further joint development plans for this product are currently under review. We cannot assure you that we will obtain product approval for hu1124 in these or any other indications.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and we cannot predict at what point, or whether, the FDA will be satisfied with our submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

     Our other potential products will require significant additional development, including extensive preclinical and clinical testing. We cannot assure you that any of the products we are developing will be successfully developed, obtain the requisite regulatory approval or be successfully manufactured or marketed.

We Will Need Additional Funds To Continue Our Research And
Development And Other Activities

     We have spent, and we expect to continue to spend, substantial funds in connection with:

     o research and development relating to our products and production technologies

     o    scale-up of our production capabilities

     o    extensive human clinical trials and

     o    protection of our intellectual property.

We believe we have enough cash (including interest income) to meet our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects for at least one year. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. However, we cannot assure you that:

     o    operations will generate meaningful funds

     o    additional agreements for product development funding can be reached

     o    strategic alliances can be negotiated or

     o adequate additional financing will be available for us to finance our own development on acceptable terms, if at all.

If adequate funds are not available, our business will be materially adversely affected.

We Have Sustained Losses In The Past And We Expect To Sustain Losses In
The Future

     We have experienced significant losses and, as of December 31, 1998, we had an accumulated deficit of approximately $404.3 million.

     For the year ended December 31, 1998, we had net losses of approximately $47.2 million, or $1.16 per Common Share (basic and diluted). We expect to incur additional losses in the future. Our ability to make profits is dependent in large part on obtaining regulatory approval for our products and entering into agreements for product development and commercialization. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. We cannot assure you that we will ever make a profit or that cash flow from future operations will be sufficient to meet our needs.

We May Not Be Able To Market Our Products Without a Partner Who Has Effective Marketing Capabilities

     As of the date of this Prospectus, we have not entered into any marketing agreements regarding our NEUPREX(R) product. Although we continue to evaluate strategic alliances and potential partnerships for NEUPREX(R) and other products, we cannot predict whether or when any such alliances or partnerships will be entered into. Even assuming timely regulatory approval, we cannot assure you that our products will be successfully marketed because success in marketing may be dependent to a large extent upon the marketing capabilities of partners we have yet to find.

If One Of Our Products Receives Regulatory Approval We May Not Have The Manufacturing Facilities ToMeet Market Demand

     We have never commercially introduced any pharmaceutical products. We cannot assure you that our manufacturing facilities will receive timely regulatory approval. Even assuming timely regulatory approval, we cannot assure you that our existing manufacturing facilities would be able to produce sufficient quantities of our products to meet market demand. Also, if we need additional manufacturing facilities to meet market demand, we cannot assure you that we will successfully obtain those facilities or that we will obtain the requisite regulatory approval.

We Need Enforceable Patent Protection For Our Products In Order To Fully Realize Our Profit Potential

     Because of the length of time and the expense associated with bringing new products through development and government approval to the marketplace, the pharmaceutical industry considers it very important to obtain and maintain patent and trade secret protection for significant new technologies, products and processes. We and other biotechnology firms hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain, and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office (the "Patent Office") with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and we cannot assure you that historical legal standards surrounding questions of validity will continue to be applied or that current defenses as to issued biotechnology patents will in fact be considered substantial in the future. Accordingly, we cannot assure you as to:

     o the degree and range of protection any patents will afford against competitors with similar technologies

     o    if and when patents will issue

     o whether or not others will not obtain patents claiming aspects similar to those covered by our patent applications or

     o the extent to which we will be successful in avoiding any patents granted to others.

     During the period from September 1994 to December 1998, the Patent Office issued 33 patents to us related to our BPI-based products, including novel compositions, their manufacture, formulation, assay and use. We have received Notices of Allowance for nine additional U.S. patents and have more than 20 pending patent applications worldwide related to its BPI-based products. In addition, as of December 31, 1998, we were the exclusive licensee of BPI-related patents and applications owned by:

     o New York University ("NYU"), including four issued U.S. patents, one additional U.S. Notice of Allowance and one granted European patent, and

     o Incyte Pharmaceuticals Inc. ("Incyte"), including six issued U.S. patents, one granted European patent and pending applications worldwide.

     During the period from July 1991 to December 1998, the Patent Office issued eight patents to us related to our bacterial expression technology. Numerous foreign patents have been granted which, along with additional pending foreign patent applications, correspond to the patents issued and allowed in the U.S.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology. We cannot assure you that these licenses, if required, will be available on acceptable terms.

     Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. We cannot assure you that all confidentiality agreements will be honored or are enforceable.

Our Product Testing May Not Prove Successful And We May Not Be Able To Compete With Larger, More WellCapitalized Companies

     Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of recombinant DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in the field. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they have:

     o    significantly greater financial resources

     o    larger research and development and marketing staffs

     o    larger production facilities

     o entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

     o    extensive experience in preclinical testing and human clinical trials.

     These factors may enable others to develop products and processes competitive with or superior to our own. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements. We cannot assure you that developments by others will not render our products or technologies obsolete or uncompetitive.

     It is possible that one or more other companies may be developing one or more products based on BPI, and we cannot assure you that these product(s) will not prove to be more effective than or receive regulatory approval prior to NEUPREX(R).

We Plan To Do Business Internationally And This Exposes Us To Political, Economic and Regulatory Uncertainty

     We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our business. International operations may be limited or disrupted by:

     o    imposition of government controls

     o    export license requirements

     o    political or economic instability

     o    trade restrictions

     o    changes in tariffs

     o    restrictions on repatriating profits

     o    taxation and

     o    difficulties in staffing and managing international operations.

     Also, our business may be adversely affected by fluctuations in currency exchange rates. We cannot assure you that we will be able to successfully operate in any foreign market.

Our Research, Testing And Manufacturing Operations May Be Disrupted By The Year 2000 Bug

     Although we have yet to complete the first phase of our Year 2000 ("Y2K") exposure analysis program with respect to all three of the major areas of our business where we have identified this problem, we believe that we rely on systems, applications and third-party relationships which, if not Y2K compliant prior to the end of 1999, could have a material adverse impact on our operations. Because we have not completed our contingency planning, we cannot describe what action we would take should Y2K compliance not be achievable in time. Not having completed our evaluation of all three areas, we cannot at this time estimate the total potential costs of our Y2K compliance programs. The funds for these costs will be part of our cash flow from operations and capital expenditures. Assuming that our efforts to mitigate our Y2K exposure in any of the three areas referred to above are unsuccessful, the most reasonably likely worst case scenario is an interruption of ongoing clinical trials, including delays in gathering and evaluating clinical data, and a disruption of our manufacturing and research operations.

As a Relatively Small Biopharmaceutical Company We May Not Be Able To Attract And Retain Qualified Personnel

     Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel. There is intense competition for such personnel, and we cannot assure you that we will be able to attract or retain them. Our product development efforts would be set adversely affected by the loss of a significant group of key personnel.

Because We Engage In Human Testing We Are Exposed To An Increased
Risk Of Product Liability Claims

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. We believe that we currently have adequate levels of insurance for our clinical trials. We will seek to obtain additional insurance, if needed, if and when our products are commercialized; however, we cannot assure you that adequate insurance coverage will be available or be available at acceptable costs or that a product liability claim would not materially adversely affect our business.

Our Shareholder Rights Agreement or Bye-Laws May Inhibit A Takeover

     Our Shareholder Rights Agreement and Bye-Laws contain provisions that may have the effect of making more difficult or more costly an acquisition of control of the Company that has not been approved by our Board of Directors. The Rights Agreement was designed to:

     o protect against attempts to acquire XOMA for an inadequate or unfair price

     o deter abusive tactics which induce shareholders to tender shares prior to realizing the full value or total potential of their investment in XOMA and

     o create an incentive for a potential acquirer to negotiate the price and terms of an acquisition transaction in good faith with the Board so that shareholders are treated equally.

     See "Description of Share Capital -- Preference Shares -- Preference Share Purchase Rights."

The Market Prices For Securities Of Biotechnology Companies, Including Our Own, Have Been Highly Volatile

     Announcements regarding:

     o    the results of regulatory approval filings

     o    clinical trials or other testing

     o technological innovations or new commercial products by XOMA or its competitors

     o    government regulations

     o    developments concerning proprietary rights

     o    public concern as to safety of biotechnology

and other factors have historically caused, and are expected to continue to cause, volatility in the market price of the Common Shares.

Some Civil Liabilities May Not Be Enforceable Against Us As A Foreign Person

     We are a Bermuda company and certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. The Company has been advised by its Bermuda counsel, Conyers Dill & Pearman, that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in (a) actions against such persons or the Company that are predicated upon the civil liability provisions of the Securities Act or (b) original actions brought in Bermuda against the Company or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation's policy.

                                   THE COMPANY

     XOMA is a biopharmaceutical company developing products to treat infections, infectious complications (such as those that follow traumatic injury and surgery), and immunologic and inflammatory disorders. Our current product development programs include:

     - NEUPREX(R) (rBPI21), a modified recombinantly-derived fragment of BPI and XOMA's lead BPI-derived product. The product is currently in Phase III efficacy clinical trials in two indications and has been in earlier-stage clinical trials in three additional indications.

     - I-PREX(TM), a proprietary topical formulation of rBPI21 for the treatment of ophthalmic disorders, which is undergoing preclinical testing as a treatment for corneal injuries and infections, including ulcerations and transplants.

     - Mycoprex(TM), a fungicidal compound derived from BPI that is currently in preclinical product development. It is targeted at systemic fungal infections.

     - hu1124 (anti-CDlla), a humanized antibody product being developed in collaboration with Genentech, which originally discovered the antibody and characterized it as anti-CD11a. The hull24 product has completed a Phase II clinical trial for psoriasis. Other indications are under review.

     Management believes the Company's cash position and resulting interest income are sufficient to finance the Company's currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects for at least one year. The Company continues to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen its competitive position and provide additional funding. The Company cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required and on terms acceptable to the Company.

              PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION

     XOMA's Common Shares (such Common Shares and the Common Stock of our predecessor Delaware corporation are referred to in this Prospectus as the "Common Shares") trade on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the Common Shares on the Nasdaq National Market for the periods indicated:

                                                    High               Low
                                                    ----               ---
    1997:
           First Quarter                           $7 1/4           $4 15/16
           Second Quarter                         5 11/16              3 1/8
           Third Quarter                            8 1/2              4 5/8
           Fourth Quarter                           8 1/2              4 7/8
    1998:
           First Quarter                           $6 1/2            $4 5/16
           Second Quarter                               6              4 1/4
           Third Quarter                                5            1 27/32
           Fourth Quarter                               5            1 13/16
    1999:
           First Quarter (through March 4)        $4 3/16             3 1/16



     On March 4, 1999 the last reported sale price of the Common Shares as reported on the Nasdaq National Market was US$3-5/32 per share. As of March 4, 1999, there were approximately 4,379 record holders of XOMA's Common Shares.

     The Company has not paid dividends on its common equity. The Company currently does not intend to pay dividends and intends to retain any earnings for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on the Company's Common Shares will necessarily be dependent upon the earnings and financial needs of the Company, along with applicable legal and contractual restrictions.

                              SELLING SHAREHOLDERS

     In January 1999, we entered into a financing transaction involving the issuance of Common Shares and Common Share Purchase Warrants to Advantage Fund II Ltd. and Koch Investment Group Limited (the "1999 Private Placement"), which we previously announced. The shares initially issued in the 1999 Private Placement were issued pursuant to separate subscription agreements with each investor, are held by an escrow agent and may be released at the discretion of the investors beginning on the effective date of the Registration Statement of which this Prospectus is a part. The subscription agreements provide that we could be required to issue additional shares ("Adjustment Shares") to the investors if the "Average Market Price" of our Common Shares (which is defined as 89% of the average of the closing bid prices for the five trading days during the 25 immediately preceding trading days on which the lowest closing bid prices occurred) on August 31, 1999 (the "Reset Date") is less than a floor price of $5.85008. If the Average Market Price is lower, then we will issue to each investor Adjustment Shares, if any, equal to (i) the quotient obtained by dividing (x) the product of the number of shares initially held in escrow on behalf of each investor on such date (and not previously withdrawn) times $5.85008 by (y) the Average Market Price, less (ii) such number of shares initially held in escrow on behalf of each investor on such date (and not previously withdrawn). Additional Adjustment Shares will be required to be issued into escrow for the Selling Shareholders on Reset Dates every 90 days after August 31, 1999 until the earlier of January 2002 or the date when all shares are released from escrow, based on a similar formula, if the Average Market Price is less than the Average Market Price on the preceding Reset Date. To the extent that the number of shares issuable under the foregoing formulas on any such Reset Date is negative, those shares will be returned by the escrow agent to us and cancelled. The number of Adjustment Shares may increase under certain conditions primarily involving our failure to keep the Registration Statement of which this Prospectus forms a part available for use for resales of the shares. We may be required to repurchase the shares held in and recently released from escrow under certain conditions, including a default of our material obligations under the subscription agreements, the continued unavailability of the Registration Statement, or the absence of reported prices for the Common Shares on the New York or American Stock Exchanges or the Nasdaq National or Nasdaq SmallCap Markets; we may, however, elect to issue additional shares in lieu of repurchasing such shares if the circumstances triggering the repurchase obligation are not solely within our control. Wharton Capital Partners Ltd. received warrants to purchase 64,000 Common Shares for its role in facilitating the 1999 Private Placement. Separately, Brown Simpson-ORD Investments, LLC received warrants to purchase 75,000 Common Shares for providing general financial advisory services.

     The following table sets forth certain information regarding the ownership of Common Shares by the Selling Shareholders as of March 4, 1999, and the number of Common Shares covered by this Prospectus:

                                                Ownership                                            Ownership
                                            of Common Shares                                      of Common Shares
                                          prior to the Offering                           after the Offering (Assuming all
                                                                                              Offered Shares are Sold)
                                                                    Number
Name of                                           Number           of Shares            Number of                Percent
Selling Shareholders                            of Shares          Offered              Shares                   of Class
----------------------------------------        ---------          ---------            ---------                --------

Advantage Fund II Ltd.                              1,336,565(1)    2,533,130(2)                0                 0%

Koch Investment Group Limited                         954,689(1)    1,809,378(3)                0                 0%

Wharton Capital Partners Ltd.                          64,000(4)       64,000                   0                 0%



                                       14

                                                Ownership                                            Ownership
                                            of Common Shares                                      of Common Shares
                                          prior to the Offering                           after the Offering (Assuming all
                                                                                              Offered Shares are Sold)
                                                                    Number
Name of                                           Number           of Shares            Number of                Percent
Selling Shareholders                            of Shares          Offered              Shares                   of Class
----------------------------------------        ---------          ---------            ---------                --------

Brown Simpson-ORD Investments, LLC                    114,612(5)       75,000              39,612                less than 1%


(1) Consists of (a) the initial number of shares issued to this Selling Shareholder in the 1999 Private Placement and (b) the number of shares issuable upon exercise of the 1999 Warrants (as defined below) issued to this Selling Shareholder.

(2) Consists of (a) 1,196,565 shares issued to Advantage Fund II Ltd., (b) 140,000 shares issuable upon exercise of the 1999 Warrants, and (c) 1,196,565 Adjustment Shares which we agreed to register and which may be issued to this Selling Shareholder in the future pursuant to its subscription agreement.

(3) Consists of (a) 854,689 shares issued to Koch Investment Group Limited, (b) 100,000 shares issuable upon exercise of the 1999 Warrants, and (c) 854,689 Adjustment Shares which we agreed to register and which may be issued to this Selling Shareholder in the future pursuant to its subscription agreement.

(4)  Consists of shares issuable upon exercise of the 1999 Warrants. Excludes
     (i) 53,654 shares issuable upon exercise of the 1997 Warrants (as defined below), (ii) 22,692 shares issuable upon exercise of the 1998 Warrants (as defined below) and (ii) 70,073 shares issuable upon exercise of certain options to purchase Common Shares at an exercise price of $5.00 per share, which options expire on March 27, 1999, all of which are beneficially owned by Michael Arnouse, a principal of Wharton Capital. Wharton Capital disclaims beneficial ownership of such shares.

(5) Consists of 75,000 shares issuable upon exercise of the 1999 Warrants, 37,412 shares issuable upon exercise of the 1997 Warrants, and 2,200 shares issuable upon exercise of the 1998 Warrants.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements with respect to XOMA's share capital are subject to the detailed provisions of XOMA's Memorandum of Continuance and Bye-Laws. These statements do not purport to be complete and, while XOMA believes the descriptions of the material provisions of the Memorandum of Continuance and the Bye-Laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Memorandum of Continuance and the Bye-Laws, to which reference is hereby made for a full description of such provisions.

COMMON SHARES

General

     The Memorandum of Continuance and the Bye-Laws provide that XOMA's authorized common share capital is limited to 70,000,000 Common Shares, par value U.S. $.0005 per share (the "Common Shares"). As of March 4, 1999, there were 49,917,318 Common Shares outstanding.

Voting

     The holders of Common Shares are entitled to one vote per share. All actions submitted to a vote of shareholders shall be voted on by the holders of Common Shares, voting together as a single class (together with the Series A Preference Shares (as defined below), if any), except as provided by law.

Dividends

     Holders of Common Shares are entitled to participate, on a share for share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by the Board of Directors of XOMA, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. XOMA has not paid cash dividends on the Common Shares. The Company currently does not intend to pay dividends and intends to retain any earnings of XOMA for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on the Common Shares is necessarily dependent upon its earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

Liquidation

     On a liquidation of XOMA, holders of Common Shares will be entitled to receive any assets remaining after the payment of XOMA's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The Common Shares are not subject to redemption either by XOMA or the holder thereof.

Variation Of Rights

     Under XOMA's Bye-Laws, if at any time XOMA's share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

PREFERENCE SHARES

General

     Under the Memorandum of Continuance and the Bye-Laws, the Company has the authority to issue 1,000,000 preference shares, par value U.S. $.05 per share. Of these, 650,000 preference shares have been designated Series A Cumulative Preference Shares (the "Series A Preference Shares"), 7,500 preference shares have been designated Convertible Preference Shares, Series B (the "Series B Preference Shares") and 1,250 preference shares have been designated Convertible Preference Shares, Series C (the "Series C Preference Shares"). Under the Bye-Laws, subject to the special rights attaching to any class of shares of XOMA not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, the Board of Directors of XOMA may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without any shareholder approval.

Preference Share Purchase Rights

     Pursuant to XOMA's Amended and Restated Shareholder Rights Agreement the Company issued one Preference Share Purchase Right (a "Right") for each outstanding Common Share. Each Right entitles the holder to purchase from XOMA a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preference Shares at a cash exercise price of $30.00 per Unit, subject to adjustment.

     The Rights are attached to all outstanding Common Shares, including the Common Shares offered hereby. The Rights will separate from the Common Shares and will be distributed to holders of Common Shares upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the Common Shares then outstanding (the date of said announcement being referred to as the "Share Acquisition Date"), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by the Board of Directors of XOMA that any person is an "Adverse Person" (the earliest of such dates, the "Distribution Date").

     The Board of Directors of XOMA may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the outstanding Common Shares and a determination that
(a) such beneficial ownership by such person is intended to cause or is reasonably likely to cause XOMA to repurchase the Common Shares owned by such Person or to cause XOMA to enter into other transactions not in the best long-term interests of XOMA or (b) such beneficial ownership is reasonably likely to cause a material adverse impact on the business or prospects of XOMA. The Rights are not exercisable until the Distribution Date and will expire on December 31, 2002, unless previously redeemed or exchanged by XOMA.

     In the event that a person becomes an Acquiring Person or the Board of Directors of XOMA determines that a person is an Adverse Person, each holder of a Right will thereafter have the right (a "Subscription Right") to receive upon exercise that number of Units of Series A Preference Shares having a market value of two times the exercise price of the Rights. If at any time following the Share Acquisition Date, (i) XOMA consolidates with, or merges or amalgamates with and into, any person, and XOMA is not the surviving corporation; (ii) any person consolidates or amalgamates with XOMA, or merges or amalgamates with and into XOMA and XOMA is the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the Common Shares are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of XOMA's assets are sold or otherwise transferred, provision shall be made so that each holder of a Right shall thereafter have the right (a "Merger Right") to receive, upon exercise, common shares of the acquiring company having a market value equal to two times the exercise price of the Rights. Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

     At any time after a person becomes an Acquiring Person or the Board of Directors of XOMA determines that a person is an Adverse Person, the Board of Directors of XOMA may exchange all or any part of the then outstanding and exercisable Rights for Common Shares or Units of Series A Preference Shares at an exchange ratio of one Common Share or one Unit of Series A Preference Shares per Right. Notwithstanding the foregoing, the Board of Directors of XOMA generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Shares then outstanding.

     The Rights may be redeemed in whole, but not in part, at a price of U.S. $.001 per Right by the Board of Directors of XOMA at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Share Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the Rights Agreement.

The Series A Preference Shares

     There are no Series A Preference Shares outstanding. Pursuant to the rights of the Series A Preference Shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior (such as the Series C Preference Shares), the holders of Series A Preference Shares are entitled to receive, when, as and if declared by the Board of Directors of XOMA out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preference Shares, in an amount per share equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in Common Shares, declared on the Common Shares since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of Series A Preference Shares.

     In addition to any other voting rights required by law, holders of Series A Preference Shares shall have the right to vote on all matters submitted to a vote of shareholders of XOMA with each share of Series A Preference Shares entitled to 100 votes. Except as otherwise provided by law, holders of Series A Preference Shares and holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of XOMA.

     Unless otherwise provided in the rights attaching to a subsequently designated series of preference shares of XOMA, the Series A Preference Shares shall rank junior to any other series of preference shares as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the Common Shares. Upon any liquidation, dissolution or winding-up of XOMA, no distributions shall be made to holders of shares ranking junior to the Series A Preference Shares unless, prior thereto, the holders of Series A Preference Shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares or to the holders of shares ranking on parity with the Series A Preference Shares, except distributions made ratably on the Series A Preference Shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which Common Shares are exchanged for or changed into cash, other securities and/or any other property, then any shares of Series A Preference Shares outstanding shall at the same time be similarly ex-changed or changed in an amount per share equal to 100 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each Common Share is changed or exchanged.

     The shares of Series A Preference Shares shall not be redeemable.

The Series B Preference Shares

     There are no Series B Preference Shares outstanding. The 7,500 Series B Preference Shares have been designated for issuance upon conversion of the convertible subordinated loans to XOMA made and to be made by Genentech in connection with the funding of the XOMA's development costs for hull24. Such loans are and will be convertible into Series B Preference Shares upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the rights of the Series B Preference Shares, the holders of Series B Preference Shares will not be entitled to receive any dividends on the Series B Preference Shares.

     The Series B Preference Shares will rank senior with respect to rights on liquidation, winding-up and dissolution of the Company to all classes of Common Shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series B Preference Shares will be entitled to receive $10,000 per share of Series B Preference Shares before any distribution is made on the Common Shares. The holders of shares of Series B Preference Shares will have no voting rights, except as required under Bermuda law.

     The holders of Series B Preference Shares will have the right to convert shares of Series B Preference Shares into Common Shares at a conversion price equal to the current market price of the Common Shares (determined as provided below). The current market price will be determined (a) for shares of Series B Preference Shares issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for shares of Series B Preference Shares issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such shares of Series B Preference Shares.

     The Series B Preference Shares will be automatically converted into Common Shares at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     The Company will have the right, at any time and from time to time, to redeem any or all shares of Series B Preference Shares for cash in an amount equal to the conversion price multiplied by the number of Common Shares into which each such share of Series B Preference Shares would then be convertible.

The Series C Preference Shares

     As of March 4, 1999, there were 410 Series C Preference Shares outstanding. Pursuant to the rights of the Series C Preference Shares, the holders thereof will be entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends at a rate per share (as a percentage of the stated value per share) equal to 5% per annum. Dividends will be payable, at the option of the Company, in cash or Common Shares (subject to certain restrictions thereon). In addition, the Company may elect not to declare or make payment of any dividend, in which event the accrued and unpaid dividends shall be calculated and paid at the time of conversion, as described below.

     The Series C Preference Shares will rank senior with respect to rights on liquidation, dissolution or winding-up of the Company to the Common Shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series C Preference Shares will be entitled to receive U.S. $10,000 per share, plus accrued but unpaid dividends, before any distribution or payment is made on the

Common Shares or any preference shares of the Company ranking junior as to liquidation rights to the Series C Preference Shares. Except as may be required by law and except with respect to certain actions which may adversely affect the holders of Series C Preference Shares, the holders of Series C Preference Shares will not be entitled to vote on any matter submitted to a vote of shareholders of the Company.

     The holders of Series C Preference Shares will have the right to convert shares of Series C Preference Shares into Common Shares at a conversion price equal to (a) 88% of the average per share market price of the Common Shares for the five (5) trading days immediately preceding the date of conversion, provided that the current holders of the Series C Preference Shares have agreed that in no event shall any such holder be entitled to convert any Series C Preference Shares (or exercise any 1998 Warrants (as defined below)) to the extent the issuance of Common Shares upon a proposed conversion (or exercise) would result in such holder beneficially owning more than 4.999% of the outstanding Common Shares, absent certain defaults by the Company; and provided, further, that in the event that on any conversion date the conversion of all the outstanding shares of Series C Preference Shares upon surrender thereof, together with all Common Shares previously issued upon conversion of Series C Preference Shares and the Convertible Preferred Stock, Series G and the Convertible Preferred Stock, Series H of XOMA and in respect of payment of dividends thereon, would require the issuance of a number of Common Shares in excess of 20% of the number of such shares outstanding on June 26, 1998, the Company shall, at its option, either redeem all of such holder's shares of the Series C Preference Shares not convertible by reason of the limitation described in this proviso at a redemption price per share based on the five day trailing average market price at the time of conversion or at the time of redemption, whichever is greater, or, after obtaining shareholder approval, convert such Series C Preference Shares into Common Shares; provided, that, if the Company elects to seek shareholder approval, the holders of a majority of the outstanding Series C Preference Shares may request, in lieu of such approval, that the Company redeem the Series C Preference Shares as set forth above. In addition, subject to the limitation described in the second proviso of the preceding sentence, the Company has the right, so long as it is in compliance with its obligations to the holders of the Series C Preference Shares and the related registration statement is then effective, exercisable at any time on or after June 26, 2001, to require the holders thereof to convert all or a portion of their Series C Preference Shares into Common Shares at the then applicable conversion price.

     The holders of the Series C Preference Shares will be entitled to redeem their Series C Preference Shares at the redemption price described in the preceding paragraph if the Common Shares are no longer listed for, or are suspended from, trading on Nasdaq or any other principal market or exchange for such shares (other than as a result of the suspension of trading in securities generally or temporarily pending release of material information) for five trading days in the aggregate.

WARRANTS

     XOMA issued common stock purchase warrants (the "1996 Warrants") in September 1996. Each of the 54,870 unexpired 1996 Warrants outstanding entitles the holder thereof to purchase one Common Share, subject to anti-dilution adjustments. A holder may exercise the 1996 Warrants at an exercise price of $7.29 per share on or before September 24, 1999.

     XOMA issued 485,879 common stock purchase warrants (the "1997 Warrants") in August 1997. Each 1997 Warrant outstanding entitles the holder thereof to purchase one Common Share, subject to anti-dilution adjustments. A holder may exercise the 1997 Warrants at an exercise price of $10.00 per share on or before August 14, 2000.

     XOMA issued 618,681 common stock purchase warrants (the "1998 Warrants") in June 1998. Each 1998 Warrant outstanding entitles the holder thereof to purchase one Common Share, subject to anti-dilution adjustments. A holder may exercise the 1998 Warrants at an exercise price of $7.00 per share on or before June 26, 2001.

     XOMA issued 250,000 common stock purchase warrants (the "Incyte Warrants") in July 1998. Each Incyte Warrant outstanding entitles the holder thereof to purchase one Common Share, subject to anti-dilution adjustments. A holder may exercise the Incyte Warrants at an exercise price of $6.00 per share on or before July 9, 2008 or earlier upon the related license becoming fully paid up.

     XOMA issued 379,000 warrants (the "1999 Warrants") to purchase Common Shares in January 1999 in connection with the 1999 Private Placement and in March 1999 to one of its financial advisors. Each 1999 Warrant entitles the holder thereof to purchase one Common Share, subject to anti-dilution adjustments. A holder may exercise the 1999 Warrants at an exercise price of $5.85008 per share on or before January 29, 2004.

     None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. The Company is not obligated and does not intend to register the warrants under the Securities Act.

                              PLAN OF DISTRIBUTION

     Any or all of the Common Shares being offered by this Prospectus may be sold from time to time to purchasers directly by any Selling Shareholder or by pledges, donees, transferees or other successors in interest. Alternatively, any Selling Shareholder may from time to time offer the Common Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Shareholder and/or the purchasers of Common Shares for whom they may act as agent. Any such Selling Shareholder, and any such underwriters, dealers or agents that participate in the distribution of Common Shares, may be deemed to be underwriters, and any profit on the sale of the Common Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such Common Shares may be so offered or sold in the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of the Selling Shareholders, the number Common Shares to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by any Selling Shareholder of the Common Shares offered by this Prospectus.

     In connection with distributions of the Common Shares, any Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Shares in the course of hedging the positions they assume with such Selling Shareholder. Any Selling Shareholder also may sell the Common Shares short and deliver the Common Shares to close out such short positions. Any Selling Shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Common Shares to the broker-dealers, which may then resell or otherwise transfer such Common Shares. Any Selling Shareholder also may loan or pledge the Common Shares to a broker-dealer and the broker-dealer may sell the Common Shares so loaned or upon a default may sell or otherwise transfer the pledged Common Shares.

     All reasonable expenses (other than underwriting discounts and commissions, other fees and expenses of investment bankers and brokerage commissions) incurred in connection with the registration of the Common Shares offered by this Prospectus, estimated to be approximately $70,000, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount.

     Any Common Shares offered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this Prospectus.

                                  LEGAL OPINION

     The validity of the Common Shares to which this Prospectus relates has been passed upon for the Company by Conyers Dill & Pearman, located in Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements of XOMA Ltd. at December 31, 1998, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of XOMA Ltd. for the periods through December 31, 1997 incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

     This Prospectus is part of a Registration Statement that we have filed with the SEC. The Registration Statement contains exhibits and other information not included in this Prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our Registration Statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 644-1170

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                                       Amount
                                                                     to be Paid

SEC registration fee ..............................................    $ 3,816
Nasdaq fee ........................................................     17,500
Legal fees and expenses (including Blue Sky fees and expenses).....     35,000
Accounting fees and expenses ......................................      6,000
Miscellaneous .....................................................      7,684
                                                                       -------
         Total ....................................................    $70,000

Item 15.  Indemnification of Directors and Officers

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

     The Bye-Laws of the Company provide for the indemnity by the Company of the officers, directors and employees of the Company to the fullest extent permitted by law.

     Expenses (including attorneys' fees) incurred by an officer or director of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to the Securities Act of 1933.

     An officer or director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Securities Act of 1933.

     The indemnification and advancement of expenses and the limitation of liability provided by the Bye-Laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Securities Act of 1933, any other provision of the Bye-Laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of the Bye-Laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

         Exhibit
         Number

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4)(1)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

     4.1 Stockholder Rights Agreement dated as of October 27, 1993 by and among XOMA Corporation and First Interstate Bank of California as Rights Agent (Exhibit 1) (2)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (1)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (1)

     4.4 Form of Resolution Regarding Preferences and Rights of Series C Preference Shares (Exhibit 4.4) (1)

     4.5  Form of Common Stock Purchase Warrant (1996 Warrants) (Exhibit 4.9)
          (3)

     4.6  Form of Common Stock Purchase Warrant (1997 Warrants) (Exhibit 3) (4)

     4.7  Form of Common Stock Purchase Warrant (1998 Warrants) (Exhibit 3) (5)

     4.8  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (6)

     4.9  Form of Common Share Purchase Warrant (1999 Warrants) (Exhibit 5) (7)

     5.1  Opinion of Conyers Dill & Pearman

     10.1 Form of Subscription Agreement, dated as of January 28, 1999, by and between XOMA and the purchasers of Common Shares in the 1999 Private Placement (Exhibit 2) (7)

     10.2 Form of Registration Rights Agreement, dated as of January 28, 1998, by and between XOMA and the purchasers of Common Shares in the 1999 Private Placement (Exhibit 3) (7)

     10.3 Form of Escrow Agreement, dated as of January 28, 1998, by and between XOMA, Brian W. Pusch, as Escrow Agent and the purchasers of Common Shares in the 1999 Private Placement (Exhibit 4) (7)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)

--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA Corporation's Current Report on 8-K dated October 27, 1993 filed November 2, 1993 (File No. 0-14710).

(3) Incorporated by referenced to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed June 28, 1998 (File No. 333-07263).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on March 10, 1999.

                                    XOMA LTD.


                                    By:  /s/ John L. Castello
                                         ------------------------------------
                                         Name:   John L. Castello
                                         Title:  Chairman of the Board,
                                                 President and Chief
                                                 Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Castello and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                  Title                         Date
               ---------                                  -----                         ----

                                         Chairman of the Board, President and           March 10, 1999
                                         Chief Executive Officer (Principal
/s/ John L. Castello                     Executive Officer)
-------------------------------
John L. Castello
                                         Chief Scientific and Medical Officer           March 10, 1999
/s/ Patrick J. Scannon                   and Director
-------------------------------
Patrick J. Scannon
                                         Vice President, Finance and Chief              March 10, 1999
                                         Financial Officer (Principal Financial
/s/ Peter B. Davis                       and Accounting Officer)
-------------------------------
Peter B. Davis

/s/ James G. Andress                     Director                                       March 10, 1999
-------------------------------
James G. Andress

/s/ William K. Bowes, Jr.                Director                                       March 10, 1999
-------------------------------
William K. Bowes, Jr.
                                         Director                                       March 10, 1999
-------------------------------
Arthur Kornberg

/s/ Steven C. Mendell                    Director                                       March 10, 1999
-------------------------------
Steven C. Mendell

/s/ W. Denman Van Ness                   Director                                       March 10, 1999
-------------------------------
W. Denman Van Ness



                                  EXHIBIT INDEX

Exhibit
Number                                                               Page
------                                                               ----

3.1  Memorandum of Continuance of XOMA Ltd (Exhibit
     3.4) (1)

3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

4.1  Stockholder Rights Agreement dated as of October
     27, 1993 by and among XOMA Corporation and First
     Interstate Bank of California as Rights Agent
     (Exhibit 1) (2)

4.2  Form of Resolution Regarding Preferences and
     Rights of Series A Preference Shares (Exhibit 4.2)
     (1)

4.3  Form of Resolution Regarding Preferences and
     Rights of Series B Preference Shares (Exhibit 4.3)
     (1)

4.4  Form of Resolution Regarding Preferences and
     Rights of Series C Preference Shares (Exhibit 4.4)
     (1)

4.5  Form of Common Stock Purchase Warrant (1996
     Warrants) (Exhibit 4.9) (3)

4.6  Form of Common Stock Purchase Warrant (1997
     Warrants) (Exhibit 3) (4)

4.7  Form of Common Stock Purchase Warrant (1998
     Warrants) (Exhibit 3) (5)

4.8  Form of Common Stock Purchase Warrant (Incyte
     Warrants) (Exhibit 2) (6)

4.9  Form of Common Share Purchase Warrant (1999
     Warrants) (Exhibit 5) (7)

5.1  Opinion of Conyers Dill & Pearman

10.1 Form of Subscription Agreement, dated as of January 28, 1999, by and between XOMA and the purchasers of Common Shares in the 1999 Private
     Placement (Exhibit 2) (7)

10.2 Form of Registration Rights Agreement, dated as of
     January 28, 1998, by and between XOMA and the purchasers of Common Shares in the 1999 Private
     Placement (Exhibit 3) (7)

10.3 Form of Escrow Agreement, dated as of January 28,
     1998, by and between XOMA, Brian W. Pusch, as
     Escrow Agent and the purchasers of Common Shares in the 1999 Private Placement (Exhibit 4) (7)

Exhibit
Number                                                               Page
------                                                               ----

23.1 Consent of Ernst & Young LLP, Independent Auditors

23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

23.3 Consent of Conyers Dill & Pearman (included in
     Exhibit 5.1)

24.1 Power of Attorney (included on the signature pages hereto)


--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA Corporation's Current Report on 8-K dated October 27, 1993 filed November 2, 1993 (File No. 0-14710).

(3) Incorporated by referenced to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed June 28, 1998 (File No. 333-07263).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).